Schedule II

                       OMNICOM GROUP INC. AND SUBSIDIARIES
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                   For the Three Years Ended December 31, 2000

--------------------------------------------------------------------------------------------------------------
              Column A                    Column B      Column C                Column D             Column E
--------------------------------------------------------------------------------------------------------------
                                                        Additions              Deductions
                                                       -----------      -------------------------
                                         Balance at      Charged       Removal of                    Balance
                                          Beginning     to Costs      Uncollectible   Translation   at End of
             Description                  of Period   and Expenses    Receivables(1)  Adjustments    Period
--------------------------------------------------------------------------------------------------------------
                                                          (Dollars in Thousands)
Valuation accounts deducted from
  assets to which they apply --
  allowance for doubtful accounts:
December 31, 2000 ...................      $53,720      $25,989        $ 5,224        $ 1,740       $72,745
December 31, 1999 ...................       55,764       14,399         16,007            436        53,720
December 31, 1998 ...................       30,475       15,586         (8,573)        (1,130)       55,764
--------------------------------------------------------------------------------------------------------------

(1) Net of acquisition date balances in allowance for doubtful accounts of companies acquired of $7.7 million, $6.1 million and $13.1 million in 2000, 1999 and 1998, respectively.


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